Report of Independent Registered Public Accounting Firm

To the Board of Directors of
The Japan Equity Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that The Japan Equity Fund, Inc. (the ?Fund?) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (?the Act?) as of May 30, 2008. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 30, 2008, and with respect to agreement of security purchases and sales, for the period from October 31, 2007 (the date of our last examination), through May 30, 2008:

-	Confirmation of securities and cash held for the Fund at the
Bank of New York (there were no securities held by Daiwa
Securities Trust Company, the Fund's Custodian, at May 30,
2008);

-	Reconciliation of all such securities to the books and records of the Fund and the Fund's Sub-Custodian (Sumitomo Mitsui
Banking Corporation);

-	Confirmation of all securities out for transfer with brokers or validation of open trades through subsequent liquidation;
and

-	Agreement of 3 security purchases and 3 security sales or
maturities since our last report from the books and records of the Fund to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that The Japan Equity Fund, Inc. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 30, 2008 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of The Japan Equity Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




PricewaterhouseCoopers LLP
New York, New York
December 16, 2008





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